Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

AKAMAI TECHNOLOGIES LTD. – Incorporated in the United Kingdom

AKAMAI TECHNOLOGIES GMBH – Incorporated in Germany

AKAMAI TECHNOLOGIES SARL – Incorporated in France

AKAMAI TECHNOLOGIES NETHERLANDS BV–Incorporated in the Netherlands

AKAMAI INTERNAIONAL BV–Incorporated in the Netherlands

AKAMAI TECHNOLOGIES SECURITIES CORPORATION – Incorporated in Massachusetts

K STREAMING LLC– Organized in Delaware

AKAMAI SALES LLC– Organized in Delaware

AKAMAI JAPAN K.K.– Incorporated in Japan

KAHUA HK LIMITED – Organized in Hong Kong

AKAMAI TECHNOLOGIES INDIA PRIVATE LTD. – Incorporated in India

AKAMAI TECHNOLOGIES SPAIN SL – Incorporated in Spain

AKAMAI TECHNOLOGIES SINGAPORE PVT. LTD. – Incorporated in Singapore

NETLI LTD – Incorporated in the United Kingdom

AJ TECHNOLOGIES LTD – Incorporated in the Cayman Islands

KT TECHNOLOGIES (BEIJING) CO. LTD. – Incorporated in the People’s Republic of China